SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Date of report)	April 4, 2007
(Date of earliest event reported)	March 30, 2007

ONEOK PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-12202	93-1120873
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 West Fifth Street; Tulsa, OK

(Address of principal executive offices)

74103-4298

(Zip code)

(918) 588-7000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

[] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On March 30, 2007, we entered into an amended and restated five-year revolving credit facility agreement (the "Amended and Restated Credit Agreement"), by and among us, several banks and other financial institutions and lenders, SunTrust Bank, in its capacity as administrative agent for the lenders, Wachovia Bank, National Association, as syndication agent, and BMO Capital Markets, Barclays Bank PLC, and Citibank, N.A., as co-documentation agents.

The Amended and Restated Credit Agreement amends and restates our $750 million five-year advance and revolving credit agreement, dated as of March 30, 2006 (the "Pre-Restatement Credit Agreement"), with various lenders including, among others, the administrative agent and syndication agent referenced above as parties to the Amended and Restated Credit Agreement.

The Amended and Restated Credit Agreement amended the Pre-Restatement Credit Agreement to revise the pricing, extend the maturity date by one year to May 30, 2012, eliminate the interest coverage ratio covenant, increase the permitted ratio of indebtedness to EBITDA from 4.75 to 1 to 5 to 1, increase the swingline sub-facility commitments from $15 million to $50 million and change the permitted amount of subsidiary indebtedness from $35 million to 10% of our consolidated indebtedness.

The foregoing brief description of the changes between the Amended and Restated Credit Agreement and the Pre-Restatement Credit Agreement is qualified in its entirety by reference to the Amended and Restated Credit Agreement, a copy of which will be filed as an exhibit to our Quarterly Report on Form 10-Q for quarter ending March 31, 2007.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information set forth above under Item 1.01, relating to the Amended and Restated Credit Agreement, is hereby incorporated by reference into this Item 2.03, as if fully set forth herein.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ONEOK Partners, L.P. By: ONEOK Partners GP, L.L.C., General Partner

Date:	April 4, 2007	By:	/s/ Curtis Dinan
Curtis Dinan
Senior Vice President - Chief Financial Officer and Treasurer

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